Exhibit 99.1

VERUS TITLE INC.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2019 AND FROM INCEPTION
THROUGH DECEMBER 31, 2018

VERUS TITLE INC.

The accompanying notes are an integral part of these financial statements.

VERUS TITLE INC.

Independent Auditor's Report

Independent Auditor’s Report

Management

Verus Title Inc.

Durham, North Carolina

We have audited the accompanying financial statements of Verus Title Inc., which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from inception through December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Verus Title Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from inception through December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Raleigh, North Carolina

February 8, 2021

VERUS TITLE INC.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$35,344	$3,998
Restricted cash	217,263	626,056
Accounts receivable	43,754	10,498
Prepaid and other current assets	15,863	16,493
Total current assets	312,224	657,045
Property and equipment, net	28,112	34,432
Goodwill	497,509	497,509
Lease right of use assets	204,734	266,508
Deferred tax assets	27,260	18,737
Other asset	2,500	—
Total assets	$1,072,339	$1,474,231

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$126,914	$32,783
Escrow liabilities	228,249	624,727
Notes payable, current portion ($10,094 and $89,843 payable to related parties at December 31, 2019 and 2018, respectively)	77,029	89,843
Lease liability - current portion	68,787	61,596
Total current liabilities	500,979	808,949
Notes payable to related parties, net of current portion	87,500	86,935
Lease liability, net of current portion	136,442	205,229
Total liabilities	724,921	1,101,113

Stockholders' Equity
Common stock, $0.01 par value, 5,000 shares authorized, 1,050 and 1,000 shares issued and outstanding as of December 31, 2019 and 2018	11	10
Additional paid-in capital	424,075	420,552
Accumulated deficit	(76,668)	(47,444)
Total stockholders' equity	347,418	373,118
Total liabilities and stockholders' equity	$1,072,339	$1,474,231

The accompanying notes are an integral part of these financial statements.

VERUS TITLE INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2019	Inception through December 31, 2018

Revenue	$533,962	$211,320

Operating expenses:
Salaries and employee benefits	294,233	175,864
General and administrative	102,399	57,893
Rent expense	99,467	28,868
Title search and closing costs	43,429	7,131
Advertising and marketing	23,786	4,306
Total operating expenses	563,314	274,062

Loss from operations	(29,352)	(62,742)

Other expense, net
Interest expense, net	8,395	3,439
Other expense, net	8,395	3,439

Loss from operations before income taxes	(37,747)	(66,181)
Income tax (expense) benefit	8,523	18,737
Net loss	$(29,224)	$(47,444)

The accompanying notes are an integral part of these financial statements.

VERUS TITLE INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at inception June 27, 2018	—	$—	$—	$—	$—
Issuance of common stock	1,000	10	13,630	—	13,640
Cash provided by shareholder	—	—	406,922	—	406,922
Net loss	—	—	—	(47,444)	(47,444)
Balance at December 31, 2018	1,000	$10	$420,552	$(47,444)	$373,118
Share based compensation	50	1	3,523	—	3,524
Net loss	—	—	—	(29,224)	(29,224)
Balance at December 31, 2019	1,050	$11	$424,075	$(76,668)	$347,418

The accompanying notes are an integral part of these financial statements.

VERUS TITLE INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2019	Inception through December 31,2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,224)	$(47,444)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	6,320	2,158
Deferred taxes	(8,523)	(18,737)
Share based compensation	3,524	—
Change in operating assets and liabilities:
Accounts receivable	(33,256)	(10,498)
Prepaid and other current assets	630	(16,493)
Accounts payable and accrued liabilities	94,131	32,783
Escrow liabilities	(396,478)	624,727
Other assets	(2,500)	—
Operating lease right of use assets	61,774	19,263
Operating lease liabilities	(61,596)	(18,946)
Net cash (used in) provided by operating activities	(365,198)	566,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	—	(404,099)
Net cash provided by (used in) investing activities	—	(404,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	60,000	62,194
Payments on notes payable	(72,249)	(15,416)
Cash provided by shareholder	—	406,922
Proceeds from issuance of common stock	—	13,640
Net cash (used in) provided by financing activities	(12,249)	467,340

Cash and restricted cash:
Net (decrease) increase in cash and restricted cash	(377,447)	630,054
Cash and restricted cash at beginning of period	630,054	—
Cash and restricted cash at end of period	$252,607	$630,054

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$4,659	$1,505
Right of use assets obtained in exchange for lease liabilities	$—	$285,771
Promissory note issued for acquisition of business	$—	$130,000

Reconciliation of cash and restricted cash
Cash	35,344	3,998
Restricted cash	217,263	626,056
Total cash and restricted cash shown in statement of cash flows	$252,607	$630,054

The accompanying notes are an integral part of these financial statements.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Nature of Operations

Verus Title Inc. (“Verus”, "our", "we" or the “Company”), incorporated in the state of Delaware on June 27, 2018, is a company that partners with real estate brokerage firms and lender institutions to offer title and settlement solutions, as well as insurance premium services, associated with real estate transactions. Verus operates as a technology enabled title agency offering a client-focused approach to real estate transactions in Maine, Maryland, Virginia, District of Columbia, Florida, South Carolina, New Jersey, Pennsylvania, Georgia and North Carolina.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Certain Significant Risks and Business Uncertainties

The Company is subject to the risks and challenges associated with companies at a similar stage of development. These include dependence on key individuals, successful development and marketing of its offerings, and competition with larger companies with greater financial, technical, and marketing resources. Further, during the period required to achieve substantially higher revenue in order to become profitable, the Company may require additional funds that might not be readily available or might not be on terms that are acceptable to the Company.

Liquidity

The Company has a history of negative cash flows from operations and operating losses and experienced a net loss of $29,224 and $47,444 for the year ended December 31, 2019 and for the period from inception through December 31, 2018, respectively. Additionally, the Company anticipates further expenditures associated with the process of expanding the business. Combined with the Company’s negative working capital and stockholders’ deficit, management determined these conditions raised substantial doubt as to the Company’s ability to continue as a going concern. On November 4, 2020 the Company completed a stock purchase agreement with Fathom Holdings Inc., a North Carolina corporation ("Fathom"), and The Yurashevich Community Property Trust of 2016, a community property trust, the Kaila Family Trust, a revocable living trust (collectively with The Yurashevich Trust Community Property Trust of 2016, the “Sellers”) and Paul Yurashevich, an individual resident of North Carolina (“Yurashevich”), in his individual capacity as Sellers representative, pursuant to which Fathom agreed to acquire all of the outstanding stock of the Company (the “Acquisition”). Fathom paid approximately $0.7 million in cash, as well as shares of Fathom’s common stock having an aggregate value of approximately $1.0 million. The Acquisition closed on November 24, 2020. Management believes that the Acquisition which closed on November 24, 2020, as well as its projected and actual results alleviates the substantial doubt about our ability to continue as a going concern for a period of at least one year from the date of the issuance of these financial statements. (see Note 12)

Use of Estimates

The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the determination of the fair value of assets acquired in business combinations, share-based compensation, imputed discount rates for leased assets, legal contingencies, income taxes, and deferred income taxes. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company might differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Cash

From time to time, the Company's cash deposits exceed federally insured limits. The Company has not experienced any losses resulting from these excess deposits.

Restricted Cash

Restricted cash represents escrow funds held in bank accounts owned by the Company as part of facilitating the closing of real estate transactions, to which the Company does not have the right to use for any purposes, other than distributing upon close. Upon receiving escrow funds, the Company records a corresponding escrow liability.

Fair Value Measurements

FASB ASC 820, Fair Value Measurement (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:

•	Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•	Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).

The fair value of cash, accounts receivable, prepaid and other current assets, accounts payable and accrued liabilities approximate their carrying value due to their short-term maturities. The loans and note payables are presented at their carrying value, which are based on borrowing rates currently available to the Company for loans and leases with similar terms, approximates their fair values.

Accounts Receivable

Accounts receivable consist of balances due from customers. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis. The Company has considered these factors and determined that no allowance was deemed necessary as of December 31, 2019 and 2018, respectively.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives, as follows:

Asset category	Depreciable life
Computers and equipment	5 years
Furniture and fixtures	7 years

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets were considered to be impaired, an impairment loss would be recognized as the difference between the fair value and carrying value when the carrying amount of the asset exceeds the fair value of the asset. To date, no such impairment has occurred.

Goodwill

Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. The judgments made in determining the projected cash flows used to estimate the fair value can materially impact the Company’s financial condition and results of operations. There was no impairment of goodwill for the year ended December 31, 2019 and for the period from inception through December 31, 2018.

Revenue Recognition

We apply the provisions of FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. Revenue is recognized upon the transfer of control of promised services to our customers in an amount that reflects the consideration that we expect to receive in exchange for those services in accordance with the revenue standard. To recognize revenue, we apply the following five step approach:

1. identify the contract(s) with a customer;

2. identify the performance obligations in the contract;

3. determine the transaction price;

4. allocate the transaction price to the performance obligations in the contract; and

5. recognize revenue when, or as, the performance obligation is satisfied.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Our revenue consists of fees charged for title, property settlement and title insurance services provided in association with property acquisitions. We provide the title and property settlement services ourselves and control the services before they are transferred to our customers since we are primarily responsible for fulfilling the promise and also have full discretion in establishing the price for the services. As such, we are defined as the principal. As principal, we satisfy our obligation upon the closing of a real estate transaction. Upon satisfaction of our obligation, we recognize revenue in the gross amount of consideration we are entitled to receive. The transaction price for title and property settlement services is determined by the fixed fees we charge for our services. We provide our services to the buyers and sellers involved in the transaction. Title and property settlement revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company is not entitled to any title and property settlement revenue until the performance obligation is satisfied and is not owed any consideration for unsuccessful transactions, even if services have been provided.

For title insurance services, we work in conjunction with insurance underwriters to perform these services, obtain the insurance policy premiums associated with title insurance on behalf of customers and remit the policy premium to the insurance underwriters. Since the insurance underwriter is ultimately providing the insurance policy to the borrower, we are not responsible for fulfilling the promise to provide the specified services. Additionally, we do not have discretion in dictating the price for the insurance policy, which is set by each jurisdiction. Therefore, we do not control the specified service provided by the insurance underwriter. As such, in these circumstances, we act as an agent. As the agent, we satisfy our obligation upon the closing of a real estate transaction. Upon satisfaction of our obligation, we recognize revenue in the net amount of consideration we are entitled to receive, which is our fee for brokering the insurance policy less any consideration paid to the insurance underwriters. The transaction price for title insurance services is fixed, based on statutory rates depending on the jurisdiction. We negotiate with insurance underwriters the percentage they receive, and the rest is recognized as revenue. Title insurance revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company is not entitled to any title insurance revenue until the performance obligation is satisfied and is not owed any consideration for unsuccessful transactions, even if services have been provided.

The Company has utilized the practical expedient in ASC 606 and elected to expense contract costs for contracts with customers with durations less than one year. Due to the nature of the real estate transaction, the Company does not have significant unfulfilled performance obligations or contract balances with durations that span over a year.

Salaries and Employee Benefits

Salaries and employee benefits consist primarily of wages paid to employees, employer contributions to employee retirement plans, employer portion of health insurance benefits, and payroll taxes.

General and Administrative Expenses

General and administrative expenses consist primarily of travel related expenses, computer and internet services, business insurance, accounting, legal and professional fees, office supplies and software, and other business expenses.

Rent Expense

Rent expense consists primarily of amounts paid for office and equipment leases.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Title Search and Closing Costs

Title search and closing costs consist primarily of title search fees, postage and delivery for closing documents, and all other order fulfillment related costs.

Advertising and Marketing Expenses

Advertising and marketing expenses consist primarily of advertising, marketing and promotional materials, which are expensed as they are incurred.

Leases

The Company early adopted FASB ASC Topic 842, Leases (“ASC 842”), as of inception June 27, 2018. The Company categorizes leases at their inception as either operating or finance leases. On certain lease agreements, the Company may receive rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the combined financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.

The Company believes that it is currently more likely than not that its deferred tax assets will be realized and as such, it has not recorded a valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes taxable income subsequent to December 31, 2019 expected to utilize the tax assets, the Company has not provided a valuation allowance against U.S. tax assets resulting from the tax losses as of December 31, 2019 and 2018.

The Company applies the standards on uncertainty in income taxes contained in ASC Topic 740, Accounting for Income Taxes. The Company did not have any significant unrecognized tax benefits during the year ended December 31, 2019 and for the period from inception through December 31, 2018. Currently, the statute of limitations remains open subsequent to and including the year ended December 31, 2018.

Recently Adopted Accounting Standards

In May 2014, the FASB issued a new Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company early adopted ASU 2014-09 and its related amendments (collectively known as “ASC 606”) beginning at inception on June 27, 2018, and has recognized revenue in accordance with ASC 606 for all periods presented.

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02 (“ASU 2016-02”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

The Company early adopted ASU 2016-02 effective from inception June 27, 2018. Adoption of the new standard resulted in the balance sheet recognition of ROU assets and lease liabilities of approximately $285,771. For additional information regarding the Company’s lease arrangements, see Note 9 — Leases.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The new standard is effective beginning in January 2020, with early adoption permitted. The Company early adopted the standard as of January 1, 2019 and the impact was not material to its financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard on January 1, 2023.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which amends disclosure requirements on fair value measurements in Topic 820. This amendment modifies the valuation process of fair value measurements by removing the disclosure requirements for the valuation processes for Level 3 fair value measurements, clarifying the timing of the measurement uncertainty disclosure, and including the changes in unrealized gains and losses for recurring Level 3 fair value measurements in other comprehensive income if held at the end of the reporting period. It also allows the disclosure of other quantitative information in lieu of the weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019 and should be applied prospectively for the most recent period presented in the initial fiscal year of adoption. The Company is currently evaluating the impact that this guidance will have on the Company’s results of operations, financial position and cash flows.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes ("ASU 2019-12"), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s financial statements.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Note 3. Property and Equipment, Net

Property and equipment, net consisted of the following at the dates indicated:

	December 31, 2019	December 31, 2018
Computer and equipment	$19,125	$19,125
Furniture and fixtures	12,465	12,465
Leasehold improvements	5,000	5,000
Total property and equipment	36,590	36,590
Accumulated depreciation	(8,478)	(2,158)
Total property and equipment, net	$28,112	$34,432

Depreciation expense for property and equipment was approximately $6,320 and $2,158 for the year ended December 31, 2019 and for the period from inception through December 31, 2018, respectively.

Note 4. Business Combination

On August 28, 2018, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Foote Title Insurance Agency, Inc. ("Foote Title") whereby the Company acquired the business, including all of the assets of Foote Title (the "Acquisition"). Foote Title is a title insurance agency that operates in Virginia and Maryland which provides closing transaction services associated with the residential real estate industry. In addition, Foote Title provides services related to the refinancing of existing residential loans, escrow services, settlement of construction loans, short sales, and construction to permanent financing closings. The Acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations. Total consideration paid at the time of the acquisition was as follows:

Cash	$404,099
Promissory note	130,000
Total	$534,099

The estimated fair values of the assets acquired at the acquisition date is as follows:

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Property and equipment	36,590
Goodwill	497,509
Total	$534,099

Goodwill, which is deductible for tax purposes, represents the excess of the purchase price over the estimated fair value assigned to tangible assets acquired from Foote Title. The goodwill of $497,509 is primarily attributed to expected synergies, including future cost efficiencies and other benefits that are expected to be generated through integration of Foote Title. As of December 31, 2019, there were no changes in the recognized amounts of goodwill resulting from the acquisition of Foote Title.

The Company acquired Foote Title with the strategic rationale to obtain its existing insurance underwriters' relationships and enter the title insurance market. The agency agreements maintained by Foote Title are non-exclusive in nature. Additionally, such relationships are not capable of being separated from the business. Therefore, the Company did not recognize an intangible asset related to these underwriter relationships.

As part of the Purchase Agreement, an employment agreement was provided to the previous owner of Foote Title. Due to the inherent difficulty of substantiating market compensation for specific employees, the Company did not recognize any employment contract intangible asset or liability and recognized the expense in the post-acquisition period. In addition, the previous owner of Foote Title was offered an earnout, whereby the Company would make quarterly payments of $18,750 to the owner of Foote Title in the event the revenue target is achieved for the measurement period if the trailing twelve-month revenue for the period ending that quarter exceeds $1,200,000. As the Company had just formed and, historically, Foote Title was not performing at this revenue level, there was no financial information to indicate that the $1,200,000 was achievable. Therefore, the fair value of the earnout was deemed to be insignificant and no amount is included in the transaction price or these financial statements.

Note 5. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at the dates indicated:

	December 31, 2019	December 31, 2018
Accounts payable	109,057	23,120
Other accrued liabilities	14,675	9,663
Insurance payable	3,182	—
Total accounts payable and accrued liabilities	$126,914	$32,783

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Note 6. Notes Payable to Related Parties

Note Payable - Promissory Note

On August 23, 2018, Verus issued a promissory note to the former owner of Foote Title for $130,000 in consideration of the Company's acquisition of Foote Title's business. The promissory note bore interest at a rate of 6% per annum and was payable quarterly. The promissory note matured on September 30, 2020 with the principal due at that time. The promissory note allowed for principal payments at any time without a prepayment penalty. The Company also hired the former owner of Foote Title in accordance with the Purchase Agreement. As of December 31, 2018, the former owner was employed at the Company and as such, the promissory note was considered to be held by a related party. As of December 31, 2019, the former owner was no longer employed at the Company and the balance was no longer considered held by a related party. As of December 31, 2019 and 2018, the unpaid principal of the promissory note was $66,935 and $130,000, respectively. Subsequent to December 31, 2019, the Company paid the promissory note in full.

Shareholder Working Capital Notes

Between August and December 2018, Verus entered into two promissory note agreements ("2018 Shareholder Notes") with the Trustees of Yurashevich Community Property Trust (the "Lender") whereby the Lender transferred an aggregate of $60,000 as a loan to provide initial working capital to Verus. Interest is payable each year at 2.51%. The 2018 Shareholder Notes mature five years from the origination dates with the principal and any outstanding interest due at that time. The 2018 Shareholder Notes allowed for principal payments at any time without a prepayment penalty.

Beginning on January 9, 2019 through June 3, 2019 (the "Origination Dates"), Verus entered into five additional promissory note agreements ("2019 Shareholder Notes" and collectively with the 2018 Shareholder Notes, "Shareholder Notes") with the Lender whereby the Lender transferred an aggregate of $60,000 as loans to provide working capital to Verus. Interest is payable each year at 2.51%. The 2019 Shareholder Notes mature five years from the Origination Dates with the principal and any outstanding interest due at that time. The 2019 Shareholder Notes allowed for principal payments at any time without a prepayment penalty. As of December 31, 2019 and 2018, the total unpaid principal of the 2018 and 2019 Shareholder Notes was $97,594 and $46,778, respectively. Subsequent to December 31, 2019, the Company paid the Shareholder Notes in full.

Below is a summary of the Company's notes payable as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Notes payable, current portion ($10,094 and $89,843 payable to related parties at December 31, 2019 and 2018 , respectively	$77,029	$89,843
Notes payable to related parties, net of current portion	87,500	86,935
Total notes payable ($97,594 and $176,778 payable to related parties at December 31, 2019 and 2018, respectively	$164,529	$176,778

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Note 7. Stockholders’ Equity

Common Stock

During the year ended December 31, 2019, the Company issued 50 shares of common stock for $3,524 as stock-based compensation. For the period from inception through December 31, 2018, the Company issued 1,000 shares of common stock to the Company's founder for an equity investment of $13,640.

Note 8. Stock-Based Compensation

The Company issues restricted stock from time to time to employees as compensation for services rendered. The grant date fair value of a restricted stock grant is based on the estimated share price of the Company's stock on the date of grant.

The fair value of the Company’s restricted stock award issued on June 26, 2019 was estimated to be $704.76. In order to determine the fair value of the Company’s common stock, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, given prevailing market conditions; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

Each restricted stock grant contains an issuer call right (the "Repurchase Option") pursuant to which the Company may repurchase shares at a per share price equal to the lower of $0.0001 or the fair market value of the share at the time of repurchase. The restricted stock subject to the Repurchase Option vests over the requisite service period. The fair value of the employee stock award is recognized as stock-based compensation expense over this vesting period.

On June 26, 2019, the Company granted 50 shares of restricted stock to an employee with a grant date fair value of $35,238 which vest over a period of five years.

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2018	—	$—
Granted	50	704.76
Vested	(5)	(704.76)
Forfeited	—	—
Nonvested at December 31, 2019	45	$704.76

During the year ended December 31, 2019, the Company recognized $3,524 as stock-based compensation expense. As of December 31, 2019, the Company had $31,714 of unamortized stock-based compensation cost. No restricted stock awards were granted from inception through December 31, 2018.

Note 9. Leases

Operating Leases

The Company has operating leases primarily consisting of office space with remaining lease terms of 6 months to 4 years, subject to certain renewal options as applicable.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Leases with an initial term of twelve months or less are not recorded on the balance sheet, and the Company does not separate lease and non-lease components of contracts. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space.

Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 9.52% for two year leases and 10.39% for four year leases at inception on June 27, 2018.

There was no sublease rental income for the year ended December 31, 2019, the Company is not the lessor in any lease arrangement, and no related party transactions for lease arrangements have occurred.

Lease Costs

The table below presents certain information related to the lease costs for the Company’s operating leases for the year ended December 31, 2019 and inception through December 31, 2018:

Components of total lease cost:	Year ended December 31, 2019	Inception through December 31, 2018
Operating lease expense	$91,295	$28,868
Short-term lease expense	8,172	—
Total lease cost	$99,467	$28,868

Lease Position as of December 31, 2019

Right of use lease assets and lease liabilities for our operating leases were recorded in the balance sheet as follows:

As of December 31, 2019
Assets
Lease right of use assets	$204,734
Total lease assets	$204,734

Liabilities
Current liabilities:
Lease liability - current portion	$68,787
Noncurrent liabilities:
Lease liability, net of current portion	136,441
Total lease liability	$205,228

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2019:

Weighted average remaining lease term (in years) - operating leases	3.32
Weighted average discount rate - operating leases	10.28%

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the balance sheet as of December 31, 2019, for the following five fiscal years and thereafter were as follows:

Year ending December 31,	Operating Leases
2020	$86,767
2021	58,800
2022	58,800
2023	39,200
Total Minimum Lease Payments	$243,567
Less effects of discounting	(38,339)
Present value of future minimum lease payments	$205,228

Note 10. Income Taxes

The provision for income taxes consists of the following:

	December 31,
	2019	2018
Current provision (benefit):
Federal	$—	$—
State	—	—

Total Current	—	—

Deferred provision (benefit):
Federal	(5,953)	(13,441)
State	(2,570)	(5,296)

Total deferred	(8,523)	(18,737)

Income tax expense/(benefit)	$(8,523)	$(18,737)

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate consists of the following:

	Year ended December 31, 2019		Inception through December 31, 2018
	$	%	$	%
Provision for federal income taxes at statutory rates	(6,872)	21%	(14,888)	21%
Provision for state income taxes, net of federal benefit	(2,078)	6%	(4,183)	6%
Nondeductible expenses	492	(2)%	335	—%
Prior year true-ups	(64)	—%	—	—%
Other	—	—%	(1)	—%

Income tax expense (benefit)	(8,523)	26%	(18,737)	26%

Effective Tax Rate	26%		26%

The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets consist of the following:

	December 31,
	2019	2018
Deferred tax assets
Net operating loss carryforward	$36,613	$21,841
Property and equipment	2,307	580
Stock compensation	959	—
Lease liabilities	134	—
Total deferred tax assets	40,013	22,421

Deferred tax liabilities
Intangibles	(12,753)	(3,684)

Total deferred tax liabilities	(12,753)	(3,684)

Valuation allowance	—	—

Deferred tax asset, net	$27,260	$18,737

As of December 31, 2019, and 2018, the Company had federal net operating loss carryforwards of $134,367 and $80,839 and state net operating loss carryforwards of $281,079 and $164,268, respectively. Losses will begin to expire, if not utilized, in 2033.

VERUS TITLE INC.

NOTES TO FINANCIAL STATEMENTS

Note 11. Commitments and Contingencies

From time to time the Company might be involved in litigation, claims, and other proceedings arising in the ordinary course of business. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. As of December 31, 2019 and 2018, there was no material litigation against the Company.

Note 12. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through January 22, 2021. The following are material subsequent events:

Coronavirus Pandemic

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 Outbreak continues to evolve as of the date of this report. As such, the Company cannot estimate the full magnitude that the pandemic will have on the Company’s business. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations for the year ending December 31, 2020 and beyond. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce. Given the daily evolution of the COVID-19 Outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 Outbreak on its results of operations, financial condition, or liquidity for the year ending December 31, 2020 and beyond.

Stock Purchase Agreement - Fathom Holdings Inc.

On November 24, 2020, the Company completed a stock purchase agreement (the "Purchase Agreement") with Fathom, the Sellers, and Yurashevich, in his individual capacity as Sellers representative, pursuant to which Fathom acquired all of the outstanding stock of the Company (the “Acquisition”). In connection with the closing of the Acquisition, Fathom transferred to Sellers consideration of $698,615 in cash, subject to customary adjustments, as well as shares of Fathom's common stock having an aggregate value of approximately $272,233, for an aggregate estimated purchase price of $970,848. Pursuant to the Purchase Agreement, additional shares totaling 33,915 were issued to Yurashevich that are subject to vesting over a period of 18 months beginning on the closing date. Such shares were determined to be post-combination expense and will be recognized over the service period.